AGREEMENT OF EXTENSION OF LOAN REPAYMENT

Borrower (Party A):        Xianyang Daming Electronics Co. Ltd.
Creditor (Party B):        Construction Bank of China, Xianyang Branch
Guarantor (Party C):       Xianyang Pianzhuan Group, Corp.


Due to the expansion of production, Party A was not able to pay back the loan NO.(95)W014, and requested for extension the repayment to Party B. Through the investigation, Party B agreed the extension of repayment by Party A, and Party agreed to provide the guarantee. Thus three parties agreed as follows:

1. Party A borrowed short-term loan designated in US dollar at the amount of Four Hundred Thousand dollars only, should have been paid off by December 14, 1996, Party A now agreed to extend such repayment for half year, as the result of the extension, the repayment period will be from December 14, 1996 to June 14, 1997.

2. The floating annual interest rate according to the rate announced by People's Bank of China will be adjusted to 7.5625%.

3. According to this agreement, Party A's repayment schedule will be as follow:
June 14, 1997 US$400,000

4. In addition to the agreement, three parties should comply with the provision of loan agreement (95)W014.

5. Other provision agreed among the parties.

6. The agreement is taking effective by authorized signature and seal. The agreement will be terminated when the loan is paid off.

7. The agreement has three copies for each parties.


Party A (seal)                                       Party B (seal)
Legal Representative                                 Legal Representative

Party C (seal)
Legal Representative

Date:    December 14, 1996